Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRANSMETA CORPORATION
     Transmeta Corporation, a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law:
     The first paragraph of Article IV of the Certificate of Incorporation, relating to authorized share capital of the Corporation, is amended to read in its entirety as follows:
“The total number of shares of all classes of stock which the corporation has authority to issue is 55,000,000 shares, consisting of two classes: 50,000,000 shares of Common Stock, $0.00001 par value per share, and 5,000,000 shares of Preferred Stock, $0.00001 par value per share.
Upon the effectiveness of this Certificate of Amendment, each twenty (20) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the corporation. No fractional share shall be issued in connection with the foregoing reverse stock split; all shares of Common Stock so combined that are held by a stockholder will be aggregated subsequent to the foregoing reverse stock split and each fractional share resulting from such aggregation held by a stockholder shall be paid in cash the value of such fractional share.”
     The effective date and time of this Certificate of Amendment and the amendment effected hereby shall be 8:00 a.m., Eastern Time, on August 17, 2007.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 15th day of August, 2007 and the foregoing facts stated herein are true and correct.

TRANSMETA CORPORATION
By:	/s/ John O’Hara Horsley
John O’Hara Horsley,
Executive Vice President, General Counsel & Secretary